UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 9, 2010

TIGRENT INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-27403	84-1475486
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices)

(239) 542-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On January 29, 2010, Tigrent Inc, (the “Company “) was served with a complaint on behalf of itself  and its wholly-owned subsidiaries, Tigrent Group Inc. (formerly Whitney Education Group, Inc.) and Tigrent Learning Inc. (formerly Wealth Intelligence Academy, Inc.).  The complaint is styled Thomas L. Altimas, et al. v. Russell Whitney, individually, and Whitney Information Network, Inc , Whitney Education Group, Inc. and Wealth Intelligence Academy, Inc., et al. and was filed in the United States District Court for the Middle District of Florida (“Middle District Court”) in September 2009.   The complaint arises out of the Company’s student referral arrangement with Gulfstream Development Group, LLC, as described  in the Company’s quarterly report filed with the Securities and Exchange Commission on form 10-Q for the three month period ending September 30, 2009, which arrangement ended in June 2008.  The complaint alleges that the Company, its named subsidiaries, Russell Whitney, and other defendants not associated with the Company participated in a scheme to defraud the plaintiffs through the sale of real estate in southwest Florida during the estimated period of 2002 to 2007.  The complaint includes claims of breach of fiduciary duty, constructive fraud, violation of Florida Deceptive and Unfair Trade Practices Act, fraud in the inducement, civil conspiracy, Florida RICO, federal RICO, and other violations. The plaintiffs seek unspecified monetary damages, including punitive damages, treble damages, interest, a refund of the purchase price of the properties sold to the plaintiffs, costs, attorney’s fees and unspecified equitable relief.  The Company intends to vigorously defend itself.

On February 4, 2010, Robert Ghosio, Jr., filed Plaintiff’s Notice of Voluntary Dismissal Without Prejudice dismissing the amended shareholder derivative complaint filed on December 4, 2008 in the U.S. District Court for the Middle District of Florida against the Company, as Nominal Defendant, and Russell W. Whitney, Frederick A. Cardin, Chester P. Schwartz; and Ronald S. Simon, all of whom are former officers or directors of the Company.  On February 5, 2010, the Court entered an Order dismissing the case.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 9, 2010	TIGRENT INC.

/s/ Charles M. Peck
Charles M. Peck
Chief Executive Officer